Exhibit 99.8
Consent of Morgan Stanley & Co. Incorporated
We hereby consent to the use in the Registration Statement on Form S-4 of Schering-Plough Corporation (the “Registration Statement”) and in the Joint Proxy Statement/Prospectus of Schering-Plough Corporation and Merck & Co., Inc., which is part of the Registration Statement, of our opinion dated March 8, 2009 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary — Schering-Plough’s Financial Advisors’ Opinions — Opinion of Morgan Stanley & Co. Incorporated”, “The Transaction — Background of the Transaction”, “The Transaction — Schering-Plough’s Reasons for the Transaction and Recommendation of Schering-Plough’s Board of Directors — Other Factors Considered by the Schering-Plough Board” and “The Transaction — Opinions of Schering-Plough’s Financial Advisors — Opinion of Morgan Stanley & Co. Incorporated.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED
By:	/s/ Peter N. Crnkovich
	Name:	Peter N. Crnkovich
	Title:	Managing Director

New York, New York
May 20, 2009